Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Fourth Quarter and Year-End 2020 Financial Results

Addison, Texas – January 19, 2021 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter and year ended December 31, 2020. The Company's net income available to common shareholders was $9.9 million, or $0.90 per basic share, for the quarter ended December 31, 2020, compared to $10.1 million, or $0.92 per basic share, for the quarter ended September 30, 2020 and $7.4 million, or $0.64 per basic share, for the quarter ended December 31, 2019. Return on average assets and average equity for the fourth quarter of 2020 were 1.48% and 14.53%, respectively, compared to 1.53% and 15.21%, respectively, for the third quarter of 2020 and 1.25% and 11.24%, respectively, for the fourth quarter of 2019. The increase in earnings during the third and fourth quarters of 2020, compared to the fourth quarter of 2019, was largely due to the forgiveness and amortization of Paycheck Protection Program (“PPP”) loans and recognition of associated loan origination fees, as well as increased non-interest income from mortgage and warehouse lending activities and decreases in interest expense relative to interest income. Net core earnings, excluding provisions for loan losses and income taxes and PPP net origination income, as well as our core net interest margin, adjusted to exclude the effects of PPP loans, are described further in tables below.

"Despite the many challenges endured by our customers and employees during 2020, we are pleased with the Company’s operating and financial results for fourth quarter and for the year. Throughout 2020, we worked diligently with our employees to follow strong safety protocols and to provide technology that allows them to work remotely when necessary. We participated in the SBA’s PPP loan program and worked with our customers to provide temporary payment or interest-only deferrals. We closely analyzed our loan portfolio and increased our reserves for credit losses due to the ongoing uncertainty of the impact and timing of possible economic hardships resulting from COVID-19. We gave back to our communities through monetary and volunteer donations to non-profits that support those impacted by the virus. Texas has proven to be a very resilient economy and it is in a strong position to rebound when the vaccines are readily available and the virus begins to subside. As our fourth quarter and year-end results indicate, our Bank continues to provide a solid core earnings foundation, sustainable net interest margin and very strong asset quality, all of which contribute to strong shareholder prospects. We look forward to 2021 and the ability for our communities, employees and customers to return to a more normal and social lifestyle," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY AND ANNUAL HIGHLIGHTS

•

Strong Net Earnings. Net earnings for the quarter were $9.9 million, down slightly from $10.1 million for the immediately prior quarter and up from $7.4 million for the same quarter of 2019. Net core earnings†, which exclude provisions for loan losses and income tax, net PPP income, and interest on PPP-related borrowings, were $9.6 million for the fourth quarter, compared to $11.1 million for the third quarter of 2020, and $8.9 million during the fourth quarter of 2019.

Net earnings for the year were $27.4 million, up from $26.3 million for the year ended 2019. Net core earnings† were $40.3 million for the year ended December 31, 2020, compared to $33.3 million for the same period in 2019.

•

Solid Net Interest Margin. The fully tax-equivalent (“FTE”) net interest margin was 3.85% for the fourth quarter of 2020, compared to 3.61% in the preceding quarter and 3.77% in the fourth quarter of 2019. Net interest income increased $1.7 million, or 7.5%, from $22.3 million in the third quarter of 2020 to $24.0 million in the fourth quarter of 2020. Interest expense decreased $376,000, or 14.0%, from $2.7 million in the third quarter of 2020 to $2.3 million in fourth quarter of 2020. The Bank continues to decrease cost of funds as higher rate CDs mature and to reduce interest rates on non-maturing deposits as market conditions allow. In addition, 63.9% of the loan portfolio, or $1.1 billion, has interest rate floors and 51.7% of those loans are currently at their loan floor. The weighted average interest rate of loans currently at their floor is 4.49%.

•

Steady Credit Quality and Reduced Deferrals. Non-performing assets as a percentage of total loans were 0.70% at December 31, 2020, compared to 0.72% at September 30, 2020 and December 31, 2019. Net charge-offs to average loans (annualized) were 0.03% at December 31, 2020, compared to 0.01% at September 30, 2020, and 0.04% at December 31, 2019. The level of initial COVID-related loan deferrals provided by the Bank during the first and second quarters of 2020 has declined significantly, with information about subsequent deferrals made on those loans described further in the Financial Condition section below.

The Bank had no provision for loan losses during the quarter, compared to a $300,000 provision reversal in the third quarter of 2020 and no provision in the fourth quarter of 2019. The lack of provision expense and provision reversal during these quarters is indicative of our allowance for credit losses methodology and adoption of the Current Expected Credit Losses (“CECL”) model during 2020. Additionally, in the second quarter of 2020, qualitative factor adjustments were made in our CECL model, primarily derived from changes in national GDP, Texas unemployment rates and national industry-related CRE trends, all of which are impacted by the effects of COVID-19 and resulted in the $12.1 million provision expense during second quarter. Qualitative factor adjustments made in the first half of 2020 remained consistent in the second half of 2020 because our CECL model assumes certain lag time in estimated losses that may occur as a

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

result of the pandemic and due to the continued uncertainty surrounding the virus and timing of economic recovery. As of December 31, 2020, the Bank’s allowance for credit losses to gross loans is 1.80%, or 1.95% excluding PPP loan balances.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Large provisions for credit losses in the second quarter of 2020 resulting from effects of COVID-19 and participation in the PPP program have created temporary extraordinary results in the calculation of net earnings and related performance ratios. With the credit outlook still uncertain as a result of COVID-19 and other economic factors, the following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2020				2019
$ in thousands ('000s)	December 31	September 30	June 30	March 31	December 31
Net earnings	$9,915	$10,134	$1,075	$6,278	$7,369
Adjustments:
Provision for credit losses	—	(300)	12,100	1,400	—
Income tax provision (benefit)	2,290	2,350	(190)	1,445	1,573
PPP loans, including fees	(2,654)	(1,076)	(2,540)	—	—
Net interest expense on PPP-related borrowings	—	3	31	—	—
Net core earnings†	$9,551	$11,111	$10,476	$9,123	$8,942

Total average assets	$2,659,725	$2,639,335	$2,657,609	$2,325,618	$2,341,766
Adjustments:
PPP loans average balance	(179,240)	(209,506)	(163,184)	—	—
Excess fed funds sold due to PPP-related borrowings	—	(8,152)	(84,066)	—	—
Total average assets, adjusted†	$2,480,485	$2,421,677	$2,410,359	$2,325,618	$2,341,766
Total average equity	$271,397	$265,027	$258,225	$251,159	$260,160

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.48%	1.53%	0.16%	1.09%	1.25%
Net earnings to average equity (annualized)	14.53	15.21	1.67	9.94	11.24
Net core earnings to average assets, as adjusted (annualized)†	1.53	1.83	1.75	1.58	1.51
Net core earnings to average equity (annualized)†	14.00	16.68	16.32	14.61	13.64

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	10,966,504	11,012,060	11,025,924	11,432,391	11,533,849
Earnings per common share, basic	$0.90	$0.92	$0.10	$0.55	$0.64
Net core earnings per common share, basic†	0.87	1.01	0.95	0.80	0.78

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for loan losses, in the fourth quarter of 2020 and 2019 was $24.0 million and $20.5 million, respectively, an increase of $3.5 million, or 16.9%, resulting primarily from a decrease in deposit-related interest expense of $3.1 million, or 62.4%, compared to the same quarter of the prior year. Net interest income, before the provision for loan losses, in the third and fourth quarters of 2020 was $22.3 million and $24.0 million, respectively; an increase of $1.7 million, or 7.5%, resulting primarily from an increase in loan income of $1.3 million, or 5.8%, during the current quarter.

Net interest margin, on a taxable equivalent basis, for the fourth quarter of 2020 and 2019 was 3.85% and 3.77%, respectively. Loan yield decreased from 5.32% for the fourth quarter of 2019 to 4.93% for the fourth quarter of 2020, a change of 39 basis points, while the cost of interest-bearing deposits decreased from 1.35% to 0.51% during the same period, a change of 84 basis points. The decrease in loan yield was primarily due to the repricing of variable rate loans to lower interest rates during the period. The decrease in average deposit rate was primarily due to continued reductions in interest rates for non-maturing deposits as market conditions have allowed.

Net interest margin, on a taxable equivalent basis, increased from 3.61% in the third quarter of 2020 to 3.85% in the fourth quarter of 2020. Loan yield increased from 4.59% for the third quarter of 2020 to 4.93% for the fourth quarter of 2020, a change of 34 basis points due primarily to the effect of PPP loans during the third and fourth quarters of 2020. Loan yield, excluding the effect PPP loans, decreased seven basis points from the third quarter to the fourth quarter of 2020, due to the continued repricing of variable rate loans to lower interest rates. The cost of interest-bearing deposits decreased from 0.63% to 0.51% during the same period, a change of 12 basis points. These decreases were due primarily to the maturity of higher-rate CDs during the fourth quarter of 2020, as well as continued reductions in interest rates for non-maturing deposits as market conditions have allowed.

The Bank’s continued participation in the PPP program has created temporary extraordinary results in the calculation of net interest margin. To illustrate core net interest margin, the table below excludes PPP loans and their associated fees and costs, as well as the average balance of related FHLB borrowings and fed funds sold, for the three months and year ended December 31, 2020:

	For the Three Months Ended December 31, 2020			For the Year Ended December 31, 2020
$ in thousands ('000s)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,496,945	$26,253	4.18%	$2,404,779	$103,042	4.28%
Adjustments:
PPP loans average balance and net fees(1)	(179,240)	(2,654)	5.89	(138,291)	(6,270)	4.53
Excess fed funds sold due to PPP-related borrowings	—	—	—	(22,951)	(23)	0.10
Total interest-earning assets, net of PPP effects†	$2,317,705	$23,599	4.05%	$2,243,537	$96,749	4.31%
Interest expense adjustment:
PPP-related FHLB borrowings	—	—	—	(22,951)	(57)	0.25

Net interest income		$23,952			$89,982
Net interest margin(2)			3.82%			3.74%
Net interest margin, FTE(3)			3.85			3.77

Net interest income, net of PPP effects†		21,298			83,746
Net interest margin, net of PPP effects†(4)			3.66			3.73
Net interest margin, FTE, net of PPP effects†(5)			3.70			3.77

Efficiency ratio(6)			59.82			58.86
Efficiency ratio, net of PPP effects†(7)			65.55			63.10

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

(1) Interest earned consists of interest income of $470,000 and $1.4 million, and net origination fees recognized in earnings of $2.2 million and $4.9 million for the three months and year ended December 31, 2020

(2) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(7) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

The Bank adopted the CECL standard (Accounting Standards Update 2016-13 or ASC 326) on January 1, 2020. The day one impact of adopting CECL resulted in an allowance increase of $4.5 million, or 28.1%, from December 31, 2019. There was no provision for loan losses during the fourth quarter of 2020 and 2019, compared to provision reversal of $300,000 in the third quarter of 2020. The provision expense recorded during the first half of 2020 resulted largely from additional qualitative factors, primarily derived from changes in national GDP, Texas unemployment rates and national industry related CRE trends, all of which were impacted by the effects of COVID-19. Other provision increases in the first half of 2020 resulted from detailed review of the loan portfolio and from discussions with borrowers about their financial hardships, if any, which led to downgrades of loans in loans and industries affected by the crisis to appropriate risk ratings given the expected impacts of COVID-19. Management believes the provisions made in both the first and second quarter, as a result of risk rating downgrades and qualitative factor adjustments in the CECL model, appropriately capture the current credit risks associated with COVID-19. During the third and fourth quarters of 2020, qualitative factor adjustments remained consistent because our CECL model assumes a lag in estimated losses as a result of economic declines caused by the virus. During the third quarter of 2020, loan balances declined in certain pooled segments that contain higher allowance allocation factors, resulting in a lower calculated allowance for credit losses and a reverse provision of $300,000. Furthermore, a new round of stimulus has been introduced (known as “PPP-2”), which is an indication that the economic effects of the pandemic may be longer lasting than initially predicted. It is possible that the economic effects of the pandemic could continue throughout and even beyond the 2021 year, and the long term economic impacts of COVID-19 and the response of governments and our customers are still unknown.

Noninterest income increased $1.8 million, or 37.5%, in the fourth quarter of 2020, to $6.4 million, compared to $4.7 million for the fourth quarter of 2019. The increase from the same quarter in 2019 was due primarily to an increase in the gain on sale of loans of $1.2 million, or 159.4%, and an increase in merchant and debit card fees of $256,000, or 22.5%, from the same quarter of the prior year. The remaining increase resulted from a $163,000 increase in mortgage and warehouse fee income and a $70,000 increase on gains on sale of assets and ORE. These increases were partially offset by a $154,000, or 15.1%, decrease in service charges during the fourth quarter of 2020, as compared to the same quarter of 2019, due primarily to lower insufficient funds fees as consumers are transitioning to more digital spending methods.

Noninterest income decreased $237,000, or 3.6%, to $6.4 million in the fourth quarter of 2020, compared to $6.7 million for the quarter ended September 30, 2020. This was primarily attributable to a decrease in merchant and debit card fees caused by the receipt of approx. $190,000 from an annual contract incentive payment from the debit card processor in the third quarter that was not present in the fourth quarter 2020, as well as a decrease in the gain on sale of loans of $91,000, or 4.3%, during the fourth quarter. These were partially offset by an increase in service charges of $151,000, or 21.1%.

Noninterest expense increased $1.9 million, or 12.0%, in the fourth quarter of 2020, compared to the fourth quarter of 2019. The increase in noninterest expense in the fourth quarter of 2020 was primarily driven by an increase in employee compensation and benefits expense of $879,000, or 9.4%, to $10.2 million, from the same quarter of the prior year, as well as an increase in legal and professional fees of $357,000, or 58.4%. Additional increases were due to the effects of a $252,000, or 100%, increase in FDIC insurance assessment fees during the fourth quarter of 2020 due to FDIC assessment credits of $534,000 that were received and recognized during the prior year. Software and technology expense also increased $225,000, or 24.9%, as a result of new software and hardware investments to allow employees to securely work from home and to improve online deposit account opening. Occupancy expenses increased $98,000, or 3.9%, from the same quarter of the prior year and there was an increase in ATM and debit card expense of $89,000, or 19.5%, resulting from increased usage of ATM and debit cards during the period. The company’s efficiency ratio in the fourth quarter of 2020 was 59.82%, compared to 64.47% in the same quarter last year. Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the fourth quarter of 2020 was 65.55%.

Noninterest expense increased $1.4 million, or 8.4%, in the fourth quarter of 2020 to $18.2 million, compared to the quarter ended September 30, 2020. The increase was primarily due to a $772,000, or 8.2%, increase in employee compensation and benefits associated with the resumption of normal levels of employee bonus accruals through the end of the year, as well as a $394,000, or 68.6%, increase in legal and professional fees during the quarter resulting from recruiting costs and additional audit and legal fees. The company’s efficiency ratio in the fourth quarter of 2020 was 59.82%, compared to 57.90% in the prior quarter. Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the fourth quarter of 2020 was 65.55% and for the third quarter of 2020 was 60.22%.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the company totaled $2.74 billion at December 31, 2020, compared to $2.66 billion at September 30, 2020 and $2.32 billion at December 31, 2019. Gross loans decreased 4.7%, or $91.8 million, to $1.87 billion at December 31, 2020, compared to loans of $1.96 billion at September 30, 2020. Gross loans increased 9.4%, or $160.4 million, from $1.71 billion at December 31, 2019. The increase in gross loans during the fourth quarter of 2020 compared to the fourth quarter of 2019 included outstanding PPP loan balances of $139.8 million, to 1,452 borrowers, as of December 31, 2020. Excluding the outstanding PPP balances as of December 31, 2020, gross loans increased $20.6 million, or 1.21%. The decrease in gross loans from the third quarter of 2020 to the fourth quarter of 2020 is primarily due to the $70.0 million, or 33.3%, decline in outstanding PPP loan balances in the fourth quarter of 2020. Excluding the decrease in the balance of PPP loans, gross loans decreased by 1.1%, or $22.0 million, from the prior quarter.

Deposits increased by 2.8%, or $63.3 million, to $2.29 billion at December 31, 2020, compared to $2.22 billion at September 30, 2020. Total deposits increased 16.8%, or $329.6 million, from $1.96 billion at December 31, 2019. Changes in deposits during these periods were heavily impacted by the deposit of PPP loan proceeds into demand accounts at the Bank, as well as apparent changes in depositor spending habits in these periods resulting from economic and other uncertainties due to COVID-19. Shareholders' equity totaled $272.6 million as of December 31, 2020, compared to $266.9 million at September 30, 2020 and $261.6 million at December 31, 2019. The increase from the previous quarter resulted primarily from an increase in net income of $10.0 million, offset by the purchase of treasury stock during the quarter of $2.8 million and the payment of dividends of $2.2 million.

Nonperforming assets as a percentage of total loans were 0.70% at December 31, 2020, compared to 0.72% at September 30, 2020 and December 31, 2019. The Bank’s nonperforming assets consist primarily of nonaccrual loans, three of which are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans acquired in the June 2018 acquisition of Westbound Bank with combined book balances of $8.7 million as of December 31, 2020. These loans were internally identified as problem assets prior to COVID-19 and are properly reserved. Management continues to work toward a satisfactory resolution for these three loans. Excluding these partially guaranteed SBA loans, non-performing assets as a percentage of total loans at December 31, 2020 would be 0.29% and, excluding PPP loans, would be 0.32%.

During the first and second quarters of 2020, the Bank provided financial relief to many of its customers due to the COVID-19 outbreak through either 3-month principal and interest (“P&I”) payment deferrals or through 6-month interest-only (“I/O”) deferrals. Under the initial deferral program, the Bank provided 3-month P&I deferrals on 658 loans with principal balances of $247.8 million and provided up to 6-month I/O deferrals on 336 loans with principal balances of $183.7 million. As of January 14, 2021, there are 16 loans totaling $50.4 million that remain under a deferral program. There are three loans with outstanding balances of $1.4 million that remain under their initial 6-month I/O deferral. There are 12 loans with principal balances of $46.6 million that have entered a subsequent interest-only deferral. There is one loan with a principal balance of $2.4 million that has entered a subsequent P&I deferral. We will continue to work with these borrowers, who are primarily in the hotel, restaurant and hospitality industries, to allow their businesses and payment sources to recover to normal levels.

The table below provides detail about the current I/O and P&I and deferral programs as of January 14, 2021:

	As of January 14, 2021
$ in thousands ('000s)	I/O Deferred	P&I Deferred
CRE - owner occupied	$3,903	$—
CRE - non-owner occupied	2,403	2,425
Construction and development	679	—
Commercial and industrial	51	—
Subtotal - deferrals, excluding COVID higher risk industries	$7,036	$2,425

COVID higher risk industries (excluded from segment subtotals above):
Restaurant	$3,984	$—
Hotel	36,979	—
Subtotal - deferrals of COVID higher risk industries	$40,963	$—

Total of all deferrals	$47,999	$2,425

% of total loans, excluding PPP	2.8%	0.1%

Finally, management continues to closely monitor loans and concentrations in COVID-19 affected industries. Social distancing, stay-at-home orders and other measures as a result of the virus have particularly affected the restaurant, hospitality, retail commercial real estate (“CRE”) and energy sectors. Excluding SBA partially guaranteed (75%) loans, the Bank has direct exposure, through total loan commitments with weighted average loan-to-values (“LTV”), as of December 31, 2020, of $26.4 million with 60.5% weighted average LTV to restaurants, $56.1 million with 51.5% weighted average LTV to retail CRE and $67.0 million with 56.5% weighted average LTV to hotel/hospitality borrowers.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	As of
	2020				2019
	December 31	September 30	June 30	March 31	December 31
ASSETS
Cash and due from banks	$47,836	$35,714	$35,490	$40,354	$39,907
Federal funds sold	218,825	101,300	104,375	81,250	45,246
Interest-bearing deposits	85,130	56,357	51,129	25,324	5,561
Total cash and cash equivalents	351,791	193,371	190,994	146,928	90,714
Securities available for sale	380,795	368,887	376,381	377,062	212,716
Securities held to maturity	—	—	—	—	155,458
Loans held for sale	5,542	9,148	7,194	4,024	2,368
Loans, net	1,831,737	1,921,234	1,919,201	1,696,861	1,690,794
Accrued interest receivable	9,834	8,361	11,864	8,148	9,151
Premises and equipment, net	55,212	55,468	55,251	54,496	53,431
Other real estate owned	404	310	402	605	603
Cash surrender value of life insurance	35,510	35,304	34,920	34,713	34,495
Core deposit intangible, net	2,999	3,213	3,426	3,639	3,853
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	34,848	35,228	35,402	32,348	32,701
Total assets	$2,740,832	$2,662,684	$2,667,195	$2,390,984	$2,318,444
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$779,740	$776,364	$772,179	$528,817	$525,865
Interest-bearing	1,506,650	1,446,718	1,469,847	1,471,609	1,430,939
Total deposits	2,286,390	2,223,082	2,242,026	2,000,426	1,956,804
Securities sold under agreements to repurchase	15,631	20,520	17,414	11,843	11,100
Accrued interest and other liabilities	25,257	25,814	25,960	23,645	23,061
Line of credit	12,000	7,000	2,000	20,000	—
Federal Home Loan Bank advances	109,101	99,105	100,610	70,614	55,118
Subordinated debentures	19,810	20,310	20,310	10,810	10,810
Total liabilities	2,468,189	2,395,831	2,408,320	2,137,338	2,056,893

Total shareholders' equity	272,643	266,853	258,875	253,646	261,551
Total liabilities and shareholders' equity	$2,740,832	$2,662,684	$2,667,195	$2,390,984	$2,318,444

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended
	2020				2019
	December 31	September 30	June 30	March 31	December 31
STATEMENTS OF EARNINGS
Interest income	$26,253	$24,956	$26,581	$25,252	$25,848
Interest expense	2,301	2,677	3,399	4,683	5,354
Net interest income	23,952	22,279	23,182	20,569	20,494
Provision for credit losses	—	(300)	12,100	1,400	—
Net interest income after provision for loan losses	23,952	22,579	11,082	19,169	20,494
Noninterest income	6,426	6,663	4,987	4,961	4,674
Noninterest expense	18,173	16,758	15,184	16,407	16,226
Income before income taxes	12,205	12,484	885	7,723	8,942
Income tax provision (benefit)	2,290	2,350	(190)	1,445	1,573
Net earnings	$9,915	$10,134	$1,075	$6,278	$7,369

PER COMMON SHARE DATA
Earnings per common share, basic	$0.90	$0.92	$0.10	$0.55	$0.64
Earnings per common share, diluted(1)	0.90	0.92	0.10	0.55	0.63
Cash dividends per common share	0.20	0.20	0.19	0.19	0.18
Book value per common share - end of quarter	24.93	24.29	23.50	22.79	22.65
Tangible book value per common share - end of quarter(2)	21.72	21.07	20.27	19.58	19.53
Common shares outstanding - end of quarter	10,935,415	10,988,239	11,013,804	11,128,556	11,547,443
Weighted-average common shares outstanding, basic	10,966,504	11,012,060	11,025,924	11,432,391	11,533,849
Weighted-average common shares outstanding, diluted(1)	11,014,149	11,012,060	11,025,924	11,432,391	11,621,887

PERFORMANCE RATIOS
Return on average assets (annualized)	1.48%	1.53%	0.16%	1.09%	1.25%
Return on average equity (annualized)	14.53	15.21	1.67	9.94	11.24
Net interest margin, fully taxable equivalent (annualized)(3)	3.85	3.61	3.78	3.87	3.77
Efficiency ratio(4)	59.82	57.90	53.90	64.27	64.47

(1) Outstanding options and the closing price of the company's stock as of September 30, June 30 and March 31, 2020 had an anti-dilutive effect on each respective quarter end's weighted-average common shares outstanding; therefore, the effect of their conversion has been excluded from the calculation of the diluted weighted-average common shares outstanding for those periods. The diluted EPS for those quarters has been calculated using the basic weighted-average shares outstanding in order to comply with GAAP. There was not an anti-dilutive effect for the quarters ended December 31, 2020 and 2019.

(2) See Reconciliation of non-GAAP Financial Measures table.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	For the Years Ended
	December 31,
	2020	2019
INCOME STATEMENTS
Interest income	$103,042	$102,561
Interest expense	13,060	23,691
Net interest income	89,982	78,870
Provision for loan losses	13,200	1,250
Net interest income after provision for loan losses	76,782	77,620
Noninterest income	23,037	16,973
Noninterest expense	66,522	62,536
Income before income taxes	33,297	32,057
Income tax provision	5,895	5,778
Net earnings	$27,402	$26,279

PER COMMON SHARE DATA
Earnings per common share, basic	$2.47	$2.26
Earnings per common share, diluted(1)	2.47	2.26
Cash dividends per common share	0.78	0.70
Book value per common share - end of period	24.93	22.65
Common shares outstanding - end of period	10,935,415	11,547,443
Weighted-average common shares outstanding, basic	11,108,564	11,638,897
Weighted-average common shares outstanding, diluted(1)	11,108,564	11,705,099

PERFORMANCE RATIOS
Return on average assets	1.07%	1.13%
Return on average equity	10.39	10.37
Net interest margin, fully taxable equivalent(2)	3.77	3.69
Efficiency ratio(3)	58.86	65.23

(1) Outstanding options and the closing price of the company's stock during the year ended December 31, 2020 had a net anti-dilutive effect on the weighted-average common shares outstanding; therefore, the effect of their conversion has been excluded from the calculation of the diluted weighted-average common shares outstanding. The diluted EPS has been calculated using the basic weighted-average shares outstanding in order to comply with GAAP.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	As of
	2020				2019
	December 31	September 30	June 30	March 31	December 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$445,771	$531,152	$522,248	$297,163	$279,583
Real estate:
Construction and development	270,407	269,101	265,982	263,973	280,498
Commercial real estate	594,216	602,664	606,061	584,883	567,360
Farmland	78,508	80,197	77,625	78,635	57,476
1-4 family residential	389,096	385,783	383,590	400,605	412,166
Multi-family residential	21,701	19,499	29,692	20,430	37,379
Consumer	51,044	52,855	52,986	52,996	53,245
Agricultural	15,734	17,004	18,981	19,314	18,359
Overdrafts	342	379	275	354	329
Total loans(1)(2)	$1,866,819	$1,958,634	$1,957,440	$1,718,353	$1,706,395

	Quarter Ended
	2020				2019
	December 31	September 30	June 30	March 31	December 31
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period(3)	$33,757	$34,119	$21,948	$20,750	$16,394
Loans charged-off	(159)	(101)	(59)	(224)	(221)
Recoveries	21	39	130	22	29
Provision for loan loss expense	—	(300)	12,100	1,400	—
Balance at end of period	$33,619	$33,757	$34,119	$21,948	$16,202

Allowance for loan losses / period-end loans	1.80%	1.72%	1.74%	1.28%	0.95%
Allowance for loan losses / nonperforming loans	264.6	245.0	235.6	135.2	143.9
Net charge-offs (recoveries) / average loans (annualized)	0.03	0.01	(0.02)	0.05	0.04

NON-PERFORMING ASSETS
Non-accrual loans(4)	$12,705	$13,780	$14,480	$16,232	$11,262
Other real estate owned	404	310	402	605	603
Repossessed assets owned	6	3	38	292	392
Total non-performing assets	$13,115	$14,093	$14,920	$17,129	$12,257

Non-performing assets as a percentage of:
Total loans(1)(2)	0.70%	0.72%	0.76%	1.00%	0.72%
Total loans, excluding PPP(1)(2)	0.76	0.81	0.85	1.00	0.72
Total assets	0.48	0.53	0.56	0.72	0.53

TDR loans - nonaccrual	$90	$92	$95	$97	$101
TDR loans - accruing	9,626	7,891	7,216	7,220	7,240

(1) Excludes outstanding balances of loans held for sale of $5.5 million, $9.1 million, $7.2 million, $4.0 million, and $2.4 million as of December 31, September 30, June 30 and March 31, 2020 and December 31, 2019, respectively.

(2) Excludes deferred loan (fees) costs of $(1.5) million, $(3.6) million, $(4.1) million, $456,000, and $601,000 as of December 31, September 30, June 30 and March 31, 2020 and December 31, 2019, respectively.

(3) The balance at the beginning of the period ended March 31, 2020 includes a $4.5 million impact of adopting ASC 326.

(4) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	Quarter Ended
	2020				2019
	December 31	September 30	June 30	March 31	December 31
NONINTEREST INCOME
Service charges	$868	$717	$571	$908	$1,022
Net realized gain on sale of loans	2,023	2,114	1,508	1,189	780
Fiduciary and custodial income	513	511	474	514	455
Bank-owned life insurance income	205	208	207	218	214
Merchant and debit card fees	1,396	1,654	1,334	1,131	1,140
Loan processing fee income	167	181	130	150	157
Other noninterest income	1,254	1,278	763	851	906
Total noninterest income	$6,426	$6,663	$4,987	$4,961	$4,674

NONINTEREST EXPENSE
Employee compensation and benefits	$10,211	$9,439	$8,077	$9,466	$9,332
Occupancy expenses	2,596	2,597	2,550	2,477	2,498
Legal and professional fees	968	574	589	519	611
Software and technology	1,127	1,093	945	939	902
Amortization	340	338	338	333	338
Director and committee fees	251	211	165	219	188
Advertising and promotions	356	301	408	433	523
ATM and debit card expense	545	509	479	418	456
Telecommunication expense	244	231	209	180	168
FDIC insurance assessment fees	252	252	122	195	—
Other noninterest expense	1,283	1,213	1,302	1,228	1,210
Total noninterest expense	$18,173	$16,758	$15,184	$16,407	$16,226

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Three Months Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
interest-earning assets:
Total loans(1)	$1,937,556	$23,998	4.93%	$1,727,866	$23,159	5.32%
Securities available for sale	374,362	2,087	2.22	225,002	1,343	2.37
Securities held to maturity	—	—	—	156,263	989	2.51
Nonmarketable equity securities	9,617	106	4.38	9,078	169	7.39
Interest-bearing deposits in other banks	175,410	62	0.14	44,962	188	1.66
Total interest-earning assets	2,496,945	26,253	4.18	2,163,171	25,848	4.74
Allowance for loan losses	(33,712)			(16,312)
Noninterest-earning assets	196,492			194,907
Total assets	$2,659,725			$2,341,766
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,469,890	$1,878	0.51%	$1,450,592	$4,930	1.35%
Advances from FHLB and fed funds purchased	66,331	124	0.74	45,614	263	2.29
Line of credit	10,696	94	3.50	—	—	—
Subordinated debentures	19,989	191	3.80	11,305	154	5.40
Securities sold under agreements to repurchase	20,902	14	0.27	11,469	7	0.24
Total interest-bearing liabilities	1,587,808	2,301	0.58	1,518,980	5,354	1.40
Noninterest-bearing liabilities:
Noninterest-bearing deposits	772,422			532,965
Accrued interest and other liabilities	28,098			29,661
Total noninterest-bearing liabilities	800,520			562,626
Shareholders’ equity	271,397			260,160
Total liabilities and shareholders’ equity	$2,659,725			$2,341,766
Net interest rate spread(2)			3.60%			3.34%
Net interest income		$23,952			$20,494
Net interest margin(3)			3.82%			3.77%
Net interest margin, fully taxable equivalent(4)			3.85%			3.77%

(1) Includes average outstanding balances of loans held for sale of $5.8 million and $3.8 million for the three months ended December 31, 2020 and 2019, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For The Years Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
interest-earning assets:
Total loans(1)	$1,872,914	$93,335	4.98%	$1,689,108	$90,980	5.39%
Securities available for sale	338,510	7,798	2.30	229,351	5,715	2.49
Securities held to maturity	35,935	956	2.66	159,104	4,031	2.53
Nonmarketable equity securities	10,761	439	4.08	11,343	640	5.64
Interest-bearing deposits in other banks	146,659	514	0.35	53,783	1,195	2.22
Total interest-earning assets	2,404,779	103,042	4.28	2,142,689	102,561	4.79
Allowance for credit losses	(29,100)			(15,692)
Noninterest-earning assets	195,324			191,942
Total assets	$2,571,003			$2,318,939
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,468,353	$11,624	0.79%	$1,460,215	$21,611	1.48%
Advances from FHLB and fed funds purchased	75,940	470	0.62	58,070	1,389	2.39
Line of credit	6,727	213	3.17	—	—	—
Subordinated debentures	17,198	702	4.08	11,905	655	5.50
Securities sold under agreements to repurchase	18,115	51	0.28	10,901	36	0.33
Total interest-bearing liabilities	1,586,333	13,060	0.82	1,541,091	23,691	1.54
Noninterest-bearing liabilities:
Noninterest-bearing deposits	696,454			500,895
Accrued interest and other liabilities	24,450			23,430
Total noninterest-bearing liabilities	720,904			524,325
Shareholders’ equity	263,766			253,523
Total liabilities and shareholders’ equity	$2,571,003			$2,318,939
Net interest rate spread(2)			3.46%			3.25%
Net interest income		$89,982			$78,870
Net interest margin(3)			3.74%			3.68%
Net interest margin, fully taxable equivalent(4)			3.77%			3.69%

(1) Includes average outstanding balances of loans held for sale of $6.0 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets.
(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Tangible Book Value per Common Share

	As of
	2020				2019
	December 31	September 30	June 30	March 31	December 31
Total shareholders’ equity	$272,643	$266,853	$258,875	$253,646	$261,551
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(2,999)	(3,213)	(3,426)	(3,639)	(3,853)
Total tangible common equity	$237,484	$231,480	$223,289	$217,847	$225,538
Common shares outstanding - end of quarter(1)	10,935,415	10,988,239	11,013,804	11,128,556	11,547,443
Book value per common share	$24.93	$24.29	$23.50	$22.79	$22.65
Tangible book value per common share	21.72	21.07	20.27	19.58	19.53

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2020				2019
	December 31	September 30	June 30	March 31	December 31
Net earnings	$9,915	$10,134	$1,075	$6,278	$7,369
Adjustments:
Provision for credit losses	—	(300)	12,100	1,400	—
Income tax provision (benefit)	2,290	2,350	(190)	1,445	1,573
PPP loans, including fees	(2,654)	(1,076)	(2,540)	—	—
Net interest expense on PPP-related borrowings	—	3	31	—	—
Net core earnings	$9,551	$11,111	$10,476	$9,123	$8,942

Weighted-average common shares outstanding, basic	10,966,504	11,012,060	11,025,924	11,432,391	11,533,849
Earnings per common share, basic	$0.90	$0.92	$0.10	$0.55	$0.64
Net core earnings per common share, basic	0.87	1.01	0.95	0.80	0.78

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2020				2019
	December 31	September 30	June 30	March 31	December 31
Net core earnings	$9,551	$11,111	$10,476	$9,123	$8,942
Total average assets	$2,659,725	$2,639,335	$2,657,609	$2,325,618	$2,341,766
Adjustments:
PPP loan average balance	(179,240)	(209,506)	(163,184)	—	—
Excess fed funds sold due to PPP-related borrowings	—	(8,152)	(84,066)	—	—
Total average assets, adjusted	$2,480,485	$2,421,677	$2,410,359	$2,325,618	$2,341,766
Net core earnings to average assets, as adjusted (annualized)	1.53	1.83	1.75	1.58	1.51
Total average equity	$271,397	$265,027	$258,225	$251,159	$260,160
Net core earnings to average equity (annualized)	14.00	16.68	16.32	14.61	13.64

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Total Non-Performing Assets to Total Loan, Excluding PPP

	Quarter Ended
	2020				2019
	December 31	September 30	June 30	March 31	December 31
Total loans(1)(2)	$1,866,819	$1,958,634	$1,957,440	$1,718,353	$1,706,395
Adjustments:
PPP loans balance	(139,808)	(209,609)	(208,793)	—	—
Total loans, excluding PPP(1)(2)	$1,727,011	$1,749,025	$1,748,647	$1,718,353	$1,706,395

Total non-performing assets	$13,115	$14,093	$14,920	$17,129	$12,257

Non-performing assets as a percentage of:
Total loans(1)(2)	0.70%	0.72%	0.76%	1.00%	0.72%
Total loans, excluding PPP(1)(2)	0.76	0.81	0.85	1.00	0.72

(1) Excludes outstanding balances of loans held for sale of $5.5 million, $9.1 million, $7.2 million, $4.0 million, and $2.4 million as of December 31, September 30, June 30 and March 31, 2020 and December 31, 2019, respectively.

(2) Excludes deferred loan (fees) costs of $(1.5) million, $(3.6) million, $(4.1) million, $456,000, and $601,000 as of December 31, September 30, June 30 and March 31, 2020 and December 31, 2019, respectively.

Total Interest-Earning Assets and Borrowings, net of PPP Effects

	For the Three Months Ended December 31, 2020			For the Year Ended December 31, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,496,945	$26,253	4.18%	$2,404,779	$103,042	4.28%
Total loans(1)	1,937,556	23,998	4.93	1,872,914	93,335	4.98
Adjustments:
PPP loan average balance and net fees(1)	(179,240)	(2,654)	5.89	(138,291)	(6,270)	4.53
Total loans, net of PPP effects	1,758,316	21,344	4.83	1,734,623	87,065	5.02

Total interest-bearing deposits in other banks	175,410	62	0.14	146,659	514	0.35
Adjustments:
Excess fed funds sold due to PPP-related borrowings	—	—	—	(22,951)	(23)	0.10
Total interest-bearing deposits in other banks, net of PPP effects	175,410	62	0.14	123,708	491	0.40
Total interest-earning assets, net of PPP effects	$2,317,705	$23,599	4.05%	$2,243,537	$96,749	4.31%

Total advances from FHLB and fed funds purchased	66,331	124	0.74	75,940	470	0.62
Interest expense adjustment:
PPP-related FHLB borrowings	—	—	—	(22,951)	(57)	0.25
Total advances from FHLB and fed funds purchased, net of PPP effects	$66,331	$124	0.74%	$52,989	$413	0.78%

(1) Interest earned consists of interest income of $470,000 and $1.4 million, and net origination fees recognized in earnings of $2.2 million and $4.9 million for the three months and year ended December 31, 2020

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Net Interest Income and Net Interest Margin, Net of PPP Effects

	For the Three Months Ended December 31, 2020			For the Year Ended December 31, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Net interest income		$23,952			$89,982
Adjustments:
PPP-related interest income		(470)			(1,404)
PPP-related net origination fees		(2,184)			(4,866)
Excess fed funds sold due to PPP-related borrowings		—			(23)
PPP-related FHLB borrowings		—			57
Net interest income, net of PPP effects		$21,298			$83,746

Total interest-earning assets	$2,496,945			$2,404,779
Total interest-earning assets, net of PPP effects	2,317,705			2,243,537

Net interest margin(1)			3.82%			3.74%
Net interest margin, net of PPP effects			3.66%			3.73%

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

Efficiency Ratio, Net of PPP Effects

	For the Three Months Ended December 31, 2020		For the Year Ended December 31, 2020
	Interest Earned/ Interest Paid	Average Yield/ Rate	Interest Earned/ Interest Paid	Average Yield/ Rate
Total noninterest expense	$18,173		$66,522
Adjustments:
PPP-related deferred costs	—		862
Total noninterest expense, net of PPP effects	$18,173		$67,384

Net interest income	23,952		89,982
Net interest income, net of PPP effects	21,298		83,746

Noninterest income	$6,426		$23,037

Efficiency ratio(1)		59.82%		58.86%
Efficiency ratio, net of PPP effects(2)		65.55		63.10

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss fourth quarter and year-end 2020 financial results on Tuesday, January 19, 2021 at 10:00 am CST. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and CFO, and Shalene Jacobson, EVP and CRO. All conference attendees must register before the call at https://www.gnty.com/register. The conference materials will be available by accessing the Investor Relations page on our website, gnty.com. A recording of the conference call will be available by 1:00 pm CST the day of the call and remain available through January 31, 2021 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of December 31, 2020, Guaranty Bancshares, Inc. had total assets of $2.7 billion, total loans of $1.9 billion and total deposits of $2.3 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for loan losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com